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                                                                     Exhibit 3.7

                               STATE OF MINNESOTA

                               SECRETARY OF STATE


                          CERTIFICATE OF INCORPORATION


          I, Mary Kiffmeyer, Secretary of State of Minnesota, do certify that:
Articles of Incorporation, duly signed and acknowledged under oath, have been filed on this date in the Office of the Secretary of State, for the incorporation of the following corporation, under and in accordance with the provisions of the chapter of Minnesota Statutes listed below.

          This corporation is now legally organized under the laws of Minnesota.


     Corporate Name: Brentwood Acquisition Corp.

     Corporate Charter Number: 12G-444

     Chapter Formed Under: 302A


     This certificate has been issued on 07/16/2002.


[SEAL]

THE GREAT SEAL OF THE STATE OF MINNESOTA 1858
                                                             /s/ Mary Kiffmeyer
                                                             -------------------
                                                             Secretary of State.

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                            ARTICLES OF INCORPORATION

                                       OF

                           BRENTWOOD ACQUISITION CORP.


     The undersigned incorporator, being a natural person of full age, for the purpose of forming a corporation under Minnesota Statutes, Chapter 302A, hereby adopts the following Articles of Incorporation:


                                    ARTICLE I

                                      NAME

     The name of the corporation is Brentwood Acquisition Corp.


                                   ARTICLE II

                                REGISTERED OFFICE

     The registered office of this corporation is located at 525 Lincoln Avenue SE, St. Cloud, Minnesota 56304.


                                   ARTICLE III

                                     CAPITAL

     The aggregate number of shares of stock that the corporation shall have the authority to issue is One Thousand (1,000) shares, par value $.01 per share.

                                   ARTICLE IV

                               CLASSES AND SERIES

     In addition to, and not by way of limitation of, the powers granted to the Board of Directors by Minnesota Statutes, Chapter 302A, the Board of Directors of the corporation shall have the power and authority to fix by resolution any designation, class, series, voting power, preference, right, qualification, limitation, restriction, dividend, time and price of redemption, and conversion right with respect to any stock of the corporation. Unless otherwise designated by the Board of Directors, all issued shares shall be deemed common stock with equal rights and preferences.

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                                    ARTICLE V

                         WRITTEN ACTION WITHOUT MEETING

         Any action required or permitted to be taken at any meeting of the Board of Directors of this corporation may be taken without a meeting by written action signed by a majority of the Board of Directors then in office, except as to those matters which require shareholder approval, in which case the written action shall be signed by all members of the Board of Directors then in office.


                                   ARTICLE VI

                            CUMULATIVE VOTING DENIED

     No shareholder of this corporation shall be entitled to any cumulative voting rights.


                                   ARTICLE VII

                            PRE-EMPTIVE RIGHTS DENIED

     No shareholder of this corporation shall have any preferential, pre-emptive, or other rights of subscription to any shares of any class or series of stock of the corporation allotted or sold or to be allotted or sold and now or hereafter authorized, or to any obligations or securities convertible into any class or series of stock of the corporation, nor any right of subscription to any part thereof.


                                  ARTICLE VIII

                      LIMITATION ON LIABILITY OF DIRECTORS

     No director of this corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 302A.559 or 80A.23 of the Minnesota Statutes, and (iv) for any transaction from which the director derives any improper personal benefit. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director of this corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Minnesota Statutes hereafter are amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the amended Minnesota Statutes.

     The provisions of this Article VIII shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article VIII. If the Minnesota Statutes hereafter are

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amended to authorize the further indemnification of directors, then the indemnification of a director of the corporation shall be provided to the fullest extent permitted by the amended Minnesota Statutes.


                                   ARTICLE IX

                                  INCORPORATOR

     The name and address of the incorporator is Mary S. Giesler, 90 South Seventh Street, Suite 5500, Minneapolis, Minnesota 55402.

     IN WITNESS WHEREOF, the incorporator has executed these Articles of Incorporation this 16th day of July, 2002.

                                          /s/ Mary S. Giesler
                                          -------------------------------------
                                          Mary S. Giesler, Incorporator


                                                            STATE OF MINNESOTA
                                                            DEPARTMENT OF STATE
                                                                   FILED

                                                                JUL 16 2002

                                                            /s/ [ILLEGIBLE]
                                                            Secretary of State

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